KEY MANAGEMENT INCENTIVE COMPENSATION PLAN

 1. The officers and other key executive employees entitled to participate in the Plan for each calendar year and the Target Bonus levels for each position shall be recommended by the President and Chief Executive Officer and approved by the Stock Option and Compensation Committee of the Board of Directors, preferably prior to the beginning of such calendar year.

     Customary practice will be to distribute available bonus funds pro rata over the Target Bonus levels of participants. However, unless a partici-pant is actively at work for the Company on December 31, or retires (within the meaning of the Company's plan), becomes disabled, or dies during the operating year, no incentive compensation shall be payable to him. If any participant shall retire, become disabled, or die during the year, the incentive compensation for such year payable to him, his estate or designee, shall be based on the number of months during the year he was in the active employ of the Company. Incentive compensation that would have been payable to participants had they remained in the employ of the Company during the full calendar year, but not payable to them under the foregoing provisions, shall not be used to increase the incentive compensation of the other participants.

 2. "Target Bonus" and "Maximum Bonus" levels for each eligible position shall be established by multiplying the applicable percentages shown in Exhibit A by the participant's base salary for the calendar year. Maximum Bonus amounts shall be converted to earned bonus amounts by the application of a Corporate Bonus Percentage. This percentage will be determined as described in the following paragraphs.

 3. A predetermined percent of the Corporate Bonus Percentage shall be determined by actual financial performance compared to the Profit Plan. This quantitative portion of the bonus will include two factors:

     A. PRE-TAX PROFIT: A predetermined percent of the bonus will be determined by the relationship of actual Pre-Tax Profit relative to Pre-Tax Profit in the approved business plan for the year.

          Pre-Tax Profit for this purpose is income before provision for taxes on income, and before:

         (i)     interest on long-term debt (debt due after one year);

        (ii) profits and losses derived from the sale or other disposition of property other than in the ordinary course of business;



       (iii) income and all charges against income from or on account of the disposal or permanent termination of the operations of any plant, division, operating unit, or significant segment thereof, a significant product line of the company in its entirety or substantially in its entirety;

        (iv) income and all charges against income from or on the account of any unbudgeted expenses associated with: start-up, acquisition, or major capital expansion of a plant, division, operating unit, or significant segment thereof, or a significant product line of the company in its entirety or substantially in its entirety; and

         (v)     translation gains or losses due to currency changes.

       B. WORKING CAPITAL TO SALES (WC/S): A predetermined percent of the bonus will be determined by the relationship of the actual WC/S ratio relative to the Plan ratio for that year. The WC/S ratio for this purpose is defined as:

                                     Average (A/R + Inventory - A/P)
            Working Capital to Sales  =
                                              Gross Sales

            Where: A/R = Net Accounts Receivable Trade balance at month-end.

                   INVENTORY = Net Inventory balance at month-end.

                   A/P = Net Accounts Payable Trade & Unvouchered balance at
                            month-end.

                   GROSS SALES = Gross sales for the year.

            In the determination of these items, standard accounting practices as shown in the current Accounting Procedures Manual of Portec, Inc. will be continued. Twelve month-end balances for (January through December) A/R, A/P, and Inventory will be averaged for the numerator of the ratio.

 4. A predetermined percent of the Corporate Bonus Percentage will be determined by the accomplishment of non-financial objectives of Key Management Bonus participants. The factor for this portion of the bonus will depend upon a review of planned and unplanned non-financial events which occurred during the year. The Chairman or Chief Executive Officer will make recommendations to the Stock Option and Compensation Committee for this portion of the bonus.



 5. In addition to the aggregate of bonus amounts payable to officers, the Stock Option and Compensation Committee may approve an amount payable for key executive employees other than officers as identified by the President & Chief Executive Officer. This portion of the Key Management Incentive Compensation Plan (President's Key Executive Fund) may equal an amount based on a Maximum Bonus percentage of 30% of salaries of such individuals as of the beginning of the year. The method of calculating the Key Executive Fund is not necessarily indicative of the bonus amount payable to any individual participating in the Fund.

 6. The bonus amount payable to any individual is subject to judgmental variation by the President & Chief Executive Officer, but such variation shall not result in increasing the calculated total bonus fund or to exceed Maximum Bonus for that position. At the President's & Chief Executive Officer's discretion, these funds may also be used for discretionary awards to other employees. The Stock Option and Compensation Committee shall approve the total bonus amount to be paid under the President's Key Executive Fund.

 7. Payment of incentive compensation for the year will not be made until after the completion of the year-end Company audit by the outside Public Accountants. Payment should generally be made not later than February 28 of the next succeeding year. However, the President & Chief Executive Officer may elect to pay 80% of the estimated bonus amounts prior to December 31, with the remainder of the bonus amounts paid after the year-end audit. For the purpose of pension plan computations and for making deductions for withholding and social security taxes, incentive compensa-tion payments will be taken into account in the year of payment. Incentive compensation payments will not influence levels of group insurance coverage.

 8. All determinations of the Board or any Committee thereof, made under the Plan, shall be final, conclusive, and binding upon all persons participating in the plan; and in making such determination the Board, or any such Committee, may rely and shall be fully protected in relying, upon any statements prepared or reviewed by the independent accountants examining the books of account of the Corporation.

 9. The Board reserves the right at any time and from time to time to amend or terminate the Plan, provided, however, that no such amendment or termination shall be made after the beginning of any calendar year which shall adversely affect the rights under the Plan of any officer or any other employee as theretofore determined, but it is expressly understood and agreed that nothing in the Plan shall in any manner prejudice or adversely affect the right of the Corporation at any time to terminate the employment of any officer or other employee.

                                    EXHIBIT A

                   TARGET AND MAXIMUM BONUS SALARY PERCENTAGES




                                     Target Bonus        Maximum Bonus
Position                              Percentage          Percentage

President and Chief Executive Officer          50             100

Chief Operating Officer                        40              80

Sr. Vice President                             35              70

Vice President                                 30              60

Chairman of the Board                          25              50

President's Key Exec. Fund Participants        15              30

All Other Participants                          5              10


                                    EXHIBIT B

                           CORPORATE BONUS PERCENTAGE


 I.    PRE-TAX PROFIT OBJECTIVE PORTION (75% Weighting)

                                                 Earned % of
                 % Achievement                        Target Bonus

                 70% & Below                               0.0%

                 100%                                     75.0%

                 130% & Above                            150.0%

II.    WORKING CAPITAL/SALES PORTION (25% Weighting)

                                                 Earned % of
                 % Achievement                   Target Bonus

                 70% & Below                          0.0%

                 100%                                25.0%

                 130% & Above                        50.0%

III
  .    NON-FINANCIAL PORTION (0% Weighting)

                                                 Earned % of
                 % Achievement                  Target Bonus

       This percentage will be determined                  0.0%
       by the Stock Option and Compensation                to
       Committee after recommendations by the              0.0%
       Chairman or Chief Executive Officer.

IV.    DETERMINATION OF CORPORATE BONUS PERCENTAGE

       Levels of profit goal achievement and working capital management return between the amounts shown above will earn bonuses proportional to the amounts actually shown, i.e. the amounts will be interpolated from the tables above.

       The Corporate earned bonus percentage will be the sum of the earned percentages derived from Tables I, II, and III.

                                    EXHIBIT C

                                PARTICIPANT LIST




                                    OFFICERS


       PARTICIPANT'S NAME       POSITION TITLE

       MICHAEL T. YONKER        PRESIDENT & CHIEF EXECUTIVE OFFICER

       NANCY A. KINDL           VICE PRESIDENT & TREASURER

       ALBERT FRIED             CHAIRMAN OF THE BOARD




                  PRESIDENT'S KEY EXECUTIVE FUND PARTICIPANTS


       PARTICIPANT'S NAME       POSITION TITLE

       PATRICIA A. RICCIO       EMPLOYEE BENEFITS MANAGER



                             ALL OTHER PARTICIPANTS

       PARTICIPANT'S NAME       POSITION TITLE

       D. MICHAEL DUTLER        TAX/GENERAL ACCOUNTANT

       CAROLINA D. GURSKI       BENEFITS ADMINISTRATOR

       JOHN W. KERR             ACCOUNTANT

       SANDRA J. OZIER          ADMINISTRATIVE SECRETARY

       MELINDA M. WARD          PAYROLL/TAX ACCOUNTANT


                                    EXHIBIT D

                        1995 BONUS PERFORMANCE OBJECTIVES

        CATEGORY               WEIGHT     THRESHOLD      TARGET      MAXIMUM


        Pre-Tax Profits          75       $           $            $


        Working Capital
        to Sales                 25



        Non-Financial             0




     TOTAL                      100%